TECHNOLOGY OUTSOURCING AGREEMENT

This Technology Outsourcing Agreement is made as of the 21st day of December 2009 (the “Effective Date”), by and between Juniata Valley Bank, a Pennsylvania corporation (“Customer”), and Metavante Corporation, a Wisconsin corporation (“Metavante”).

Customer desires Metavante to provide to Customer the services set forth in this Agreement, and Metavante desires to provide such services to Customer, all as provided in this Agreement.

THEREFORE, in consideration of the payments to be made and services to be performed hereunder, upon the terms and subject to the conditions set forth in this Agreement and intending to be legally bound, the parties hereto agree as follows:

Metavante shall provide to Customer and Customer shall receive from Metavante, all upon the terms and conditions set forth in this Agreement, the Services specified in this Agreement. The term of this Agreement shall commence on the Effective Date and end on the eighth (8th) anniversary of the last day of the month in which the Commencement Date occurs (the “Initial Term”). The parties also agree to use their best efforts to perform the Implementation such that the Commencement Date occurs on or before June 28, 2010.

As of the Effective Date, the parties acknowledge that this Agreement includes the following Schedules:

Termination Fee Schedule Services and Charges Schedule Exhibits Service Level Schedule Implementation Schedule

As of the Effective Date, the parties acknowledge that Services will be provided for Customer and the following Affiliates of Customer: none

By signing below, the parties agree to the terms and conditions of this Agreement, and Customer appoints Metavante as Customer’s attorney-in-fact to transmit files and information to the Internal Revenue Service (“IRS”) and to take all appropriate actions in connection therewith and empowers Metavante to authorize the IRS to release information return documents supplied to the IRS by Metavante to states which participate in the “Combined Federal/State Program”. Customer acknowledges that Metavante’s transmission of files and information to the IRS on Customer’s behalf does not relieve Customer of responsibility to provide accurate TINs or liability for any penalties which may be assessed for failure to comply with TIN requirements.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf as of the date first above written.

METAVANTE CORPORATION	JUNIATA VALLEY BANK
4900 W. Brown Deer Road Brown Deer, WI 53223 By: s/s James R. Geschke	Two South Main Street Mifflintown, PA 17059 By: s/s Marcie Barber

Name: James R. Geschke Title: Executive Vice President By: s/s Edmond B. Nolley, Jr. Name: Edmond B. Nolley, Jr.	Name: Marcie Barber Title: Senior Vice President and Chief Operating Officer By:
Title: General Manager, Baltimore Solutions	Name:
Center	Title:

TERMS AND CONDITIONS

1.	CONSTRUCTION

1.1. Definitions. Capitalized terms shall have the meaning ascribed to them in Article 17 of this Agreement.

1.2. References. In this Agreement, references and mention of the word “includes” and “including” shall mean “includes, without limitation” and “including, without limitation,” as applicable, and the word “any” shall mean “any or all”. Headings in this Agreement are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

1.3. Interpretation. The terms and conditions of this Agreement and all schedules attached hereto are incorporated herein and deemed part of this Agreement. In the event of a conflict between the general terms and conditions and the terms of any schedules or exhibits attached hereto, the terms of the schedules and exhibits shall prevail and control the interpretation of the Agreement with respect to the subject matter of the applicable schedules and/or exhibits. The schedules and exhibits together with the general terms and conditions shall be interpreted as a single document. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together constitute one and the same agreement.

1.4. Affiliates. Customer agrees that it is responsible for ensuring compliance with this Agreement by those of its Affiliates that receive Services under this Agreement. Customer agrees to be responsible for the submission of its Affiliates’ data to Metavante for processing and for the transmission to Customer’s Affiliates of such data processed by and received from Metavante. Customer agrees to pay any and all fees owed under this Agreement for Services rendered to its Affiliates.

2. TERM

2.1. Duration. Unless this Agreement has been earlier terminated or unless Customer provides Metavante with written notice of non-renewal at least six (6) months prior to the expiration of the Initial Term, this Agreement shall automatically renew at the end of the Initial Term on the same terms (including pricing terms) for one (1) twelve-month period. Upon expiration of such twelve (12) -month extension, this Agreement shall expire unless renewed in writing by the parties, provided, however, that Metavante may, but has no obligation to, continue to provide all or any portion of the Services thereafter on a month-to-month basis upon Customer’s request subject to these Terms and Conditions and Metavante’s then-current standard fees and charges. Notwithstanding the foregoing, at least one hundred and twenty (120) days prior to the expiration of the then current term, Metavante shall provide Customer with a written notice containing the applicable rates for the next Renewal Term.

2.2. Termination Assistance. Following the expiration or early termination of this Agreement, Metavante shall provide to Customer the Customer Data in the format in which it exists on Metavante’s systems, in accordance with the greater of one-sixth (1/6) of Customer’s most recent Annual Fee or $10,000. Metavante will waive de-conversion fees for standard de-conversion tapes in the event this Agreement is terminated by Customer under Section 8.2 of this Agreement. In addition, Metavante agrees to provide to Customer, at Customer’s expense, all necessary assistance to facilitate the orderly transition of Services to Customer or its designee (“Termination Assistance”). As part of the Termination Assistance, Metavante shall assist Customer to develop a plan for the transition of all Services then being performed by Metavante under this Agreement, from Metavante to Customer or Customer’s designee, on a reasonable schedule developed jointly by Metavante and Customer. Prior to providing any Termination Assistance, Metavante shall deliver to Customer a good-faith estimate of all such Expenses and charges, including charges for custom programming services. Customer shall pay for the Customer Data and any Termination Assistance in advance of Metavante providing such data or assistance. Nothing contained herein shall obligate Customer to receive Termination Assistance from Metavante. Metavante may withhold performance of its obligations under this Section in the event that Customer is in default of any payment obligations under this Agreement.

3. LICENSES

3.1. Customer Marks. Metavante is authorized to, for the duration of the Agreement, use Customer’s service marks and trademarks solely if necessary to perform the Services and solely for the purpose of providing the Services to Customer. Any use of Customer’s marks by Metavante shall be subject to Customer’s prior written approval, which shall not be unreasonably withheld by Customer.

3.2. Software License. The following terms will apply with respect to any software provided by Metavante to Customer:

a. Scope of License: The Metavante Software is a copyrighted software product developed and owned by Metavante. All rights are reserved worldwide. Customer shall not sell, lease, copy, distribute, transfer, assign or sublicense the Metavante Software to any third party. Customer will make no more than two (2) copies of the Metavante Software for backup and archival purposes and may make no copies for any other purpose. Customer is responsible for maintaining backup copies of the Metavante Software. The Metavante Software is licensed for use on individual computers and individual network workstations. Customer may change the location at which the Metavante Software is used only after written notification to Metavante specifying the new location. The license granted hereby shall commence upon the delivery of the Metavante Software and shall continue until terminated in accordance with the terms contained herein.

b. Use. Altering, modifying, maintaining or servicing the Metavante Software by anyone other than Metavante shall relieve Metavante of any obligation under the software agreement. Metavante shall have no liability for any failure of the Software due to the failure of Customer to use the Software in accordance with the documentation provided by Metavante or if the Software is not workable because of the malfunction of Customer’s hardware or operating system or the failure of such hardware or operating system to perform as represented, or for any other cause beyond Metavante’s control.

c. Software Support: Metavante will provide to Customer improvements or enhancements as these are developed for the Metavante Software. Program improvements or enhancements shall mean changes to the programs furnished as part of the Metavante Software which result in the correction of program errors, more efficient processing, a reduction in memory requirements, or procedural changes to allow more effective use of the Metavante Software. Metavante shall use reasonable efforts to correct any errors in the Metavante Software that are reported to Metavante in writing during the term of the Software Agreement, provided such errors can be recreated with Metavante ‘s then current version of the Metavante Software. Unlimited phone support is provided during normal business hours, Monday through Friday from 7:00 a.m. until 5:30 p.m. Central time. Software support excludes support required to recover data following Customer’s failure to backup system and excludes support required to install or change any software or hardware, such as a new method of download. These are not to be considered the only exclusions to software support. On-site services are not provided. In the event the Customer should desire any additional support services relating to the Software, Customer will be billed at Metavante ‘s then prevailing time and materials rates and travel and lodging reimbursement cost which shall be fixed at $180 per hour for the Initial Term of the Agreement.

d. Delivery and Installation: The Software will be delivered to the Customer at the time and location designated by the parties or, if the necessary computer equipment and an appropriate installation environment are not available at such time, as soon after such time as the equipment and environment are available as is reasonably practicable. Metavante shall install the Software, but it shall be the responsibility of the Customer to provide an appropriate and adequate work environment.

4. SERVICES

4.1. Implementation of Services. Metavante shall, in consultation with Customer, develop a customized plan for the Implementation (the “Implementation Plan”).

4.2. Initial Services. Metavante shall first commence providing the Initial Services on the Commencement Date and/or as specified in the Conversion Plan.

4.3. Professional Services. Metavante shall perform the Professional Services for Customer as set forth in the Services and Charges Schedule and the Conversion Plan and shall perform additional Professional Services as mutually agreed upon by the parties from time to time under this Agreement, provided that either party may require execution of a separate mutually acceptable professional services agreement prior to Metavante’s performance of Professional Services other than those set forth in the Services and Charges Schedule or the Conversion Plan. Notwithstanding any other provision of this Agreement, Metavante’s maximum liability with respect to any Professional Services performed shall be limited to the value of the Professional Services engagement giving rise to the claim for Damages.

4.4. Service Levels. Service Levels, if any, relating to a particular Service shall be as set forth in the Service Level Schedule. The parties agree that Metavante’s performance of Services at a level at or above any Service Level shall be satisfactory performance. Metavante shall cure any failure to achieve a Service Level within the period specified within the applicable schedule. Remedies, if any, for failure to achieve a Service Level shall be as set forth in the Service Level Schedule.

4.5. Payment Services. The following additional terms shall apply with respect to Payment Services. Payment Services are those Services provided by Metavante to effect payments between Customer’s clients and third parties.

A. Pay Anyone Services. “Pay Anyone” services are those services that Metavante provides to remit payments to any U.S. payee using electronic funds transfer or paper checks. The services may include online user interfaces and electronic statement presentment. The following terms apply to these Services.

(i) Access. Customer shall comply with Metavante’s requirements for making the Services operational and available for Customer and/or End Users (as hereinafter defined). An “End User” or a “User” is a person for whom Metavante provides the Services on Customer’s instruction or on Customer’s behalf. In the event that Metavante shall provide online user interfaces for the Services (the “Branded Website(s)”), Customer agrees that Metavante is under no obligation to provide any person with access to the Services unless and until Customer has provided Metavante with all information and documentation required by Metavante for End User set-up.

(ii) End User Agreements. Customer is solely responsible for verifying each End User’s identity, and for contracting with, and managing the relationship with, End Users of the Services, and obtaining all necessary End User authorization to provide the Pay Anyone Services. Metavante will not have a contractual relationship with End Users, and so must rely upon Customer to manage liability and risk issues. Customer will include reasonable provisions in its End User agreements regarding, and shall indemnify Metavante against, defend Metavante against, and hold Metavante harmless from claims arising from (a) Customer’s failure to verify the End User’s identity; (b) any End User’s use of or inability to use the Services, specifically including any End User’s claim for economic loss or damages arising from the End User’s use of the Services; (c) transactions effected with a lost, stolen, counterfeit, or misused log-in ID and/or password; or (d) actions taken by Metavante in accordance with an End User’s instruction. Customer and its End Users shall be responsible for selecting and safeguarding their passwords for using the Services. As between Customer and Metavante, any use of the Services through use of a valid password shall be authorized use, provided that Metavante will cancel or disable any End User promptly following notification from Customer.

(iii) Settlement Account. Customer shall designate the applicable settlement account for transactions. The settlement account shall be either each End User’s designated account for bill payment activities initiated by the End User or Customer’s designated central settlement account to fund such payments. Customer is and shall remain solely and exclusively responsible to Metavante for the entire amount of any payment processed for and on behalf of an End User that is not funded due to insufficient funds in the applicable settlement account or for any other reason outside Metavante’s control, whether or not the payment was authorized by the End User. The funds transferred to or held by Metavante from time to time to fund bill payments are held by Metavante as custodian only and on behalf of the applicable End Users. Such funds shall be segregated from the assets of Metavante, but Metavante shall have no obligation to invest such funds, or otherwise make such funds productive, for the benefit of any other party to the transaction, and Metavante’s sole duties shall be as set forth in this Agreement.

(iv) Payment Processing. Metavante shall have the right to remit, stop, cancel, and manage payments and ACH re-issuance and returns as deemed most reasonable by Metavante, and Metavante may cancel payments, or block any User from initiating additional payments, in Metavante’s reasonable discretion. Customer authorizes Metavante to contact payees and End Users with respect to payments processed by Metavante. Metavante may process payments using the Automated Clearing House (“ACH”). In doing so, Metavante acts as Customer’s third-party service provider and is not itself an “Originator,” “ODFI,” or “RDFI” (as defined under National Automated Clearing House Association (“NACHA”) rules). Metavante may remit payments using checks drawn on Metavante’s clearing account, and may set an expiration date for such checks. Metavante may also remit payments using checks drawn on the User’s designated account. From time to time, Metavante may contact End Users to recover payment errors (common sources of payment errors include incorrect recipient (payee); delivered incorrectly by the postal service; consolidation error directed the payment to an incorrect party; stop-payment request honored and funds re-credited to End User’s account, but the check was paid; Metavante error; or duplicate payment made to payee). In the case of payment errors, Metavante will always contact the payee first to attempt direct retrieval of the funds. If Metavante is unable to retrieve the funds from the payee and the End User received benefit of the payment, Metavante may seek reimbursement from the End User. Customer shall be responsible for any losses to Metavante associated with payments by Metavante to, or at the direction of, government agencies, organizations and institutions, or court-directed payments. Payments to unlawful Internet gambling sites through the Service are prohibited and may be blocked by Metavante.

(v) Data Transfers. In the event that Customer transfers data from another service provider to Metavante to convert Customer’s end users to Metavante’s systems, Metavante will not be responsible for any errors, delays, or problems in providing the Services that arise from the quality, reliability, or currency of the transferred data, including, without limitation, late fees for payments that are delayed due to the conversion of inaccurate or outdated payee data. In the case of deconversions of User data from Metavante’s system, Customer shall pay Metavante fees, at Metavante’s then-standard professional services rates, to deconvert the User data at Customer’s request, which amounts shall be limited in aggregate to $10,000. Customer agrees to provide Metavante at least six (6) weeks notice of any request to convert or deconvert User data to or from Metavante’s systems. All payee data and Metavante’s payee database shall be Metavante’s property, which may be used by Metavante without limitation for purposes of maintaining and providing “Pay Anyone” bill payment services for Metavante’s customers.

5. FEES

5.1. Fee Structure. Customer agrees to pay fees for the Initial Services as set forth in the Services and Charges Schedule. If Customer elects to receive Services that are not specifically set forth in the Services and Charges Schedule, Customer agrees to pay fees as mutually agreed upon for such Services. Any Services not identified in the Services and Charges Schedule will be at Metavante’s standard pricing unless the parties mutually agree in writing to a different price.

5.2. Pricing and Operational Assumptions. The Services and Charges Schedule shall set forth any operational and pricing assumptions made by Metavante following completion of its preliminary due diligence of Customer’s requirements and its evaluation of information provided by Customer. If one or more of the pricing or operational assumptions listed in the Services and Charges Schedule are inaccurate or incomplete in any material respect, the parties will negotiate in good faith regarding an equitable adjustment to any materially and adversely impacted provisions of this Agreement.

5.3. Excluded Costs. The fees set forth in the Services and Charges Schedule do not include Expenses, late fees or charges, or Taxes, all of which shall be the responsibility of Customer.

5.4. Disputed Amounts. If Customer disputes any charge or amount on any invoice and such dispute cannot be resolved promptly through good-faith discussions between the parties, Customer shall pay the amounts due under this Agreement minus the disputed amount, and the parties shall diligently proceed to resolve such disputed amount. An amount will be considered disputed in good faith if (i) Customer delivers a written statement to Metavante, on or before the due date of the invoice, describing in reasonable detail the basis of the dispute and the amount being withheld by Customer, (ii) such written statement represents that the amount in dispute has been determined after due investigation of the facts and that such disputed amount has been determined in good faith, and (iii) all other amounts due from Customer that are not in dispute have been paid in accordance with the terms of this Agreement. Customer’s right to assert claims under this Agreement shall be subject to Customer’s payment in full of previously invoiced, past due amounts that have not been disputed in accordance with this Section.

5.5. Terms of Payment. Any and all other amounts payable under this Agreement shall be due thirty (30) days following the date of invoice, unless otherwise provided in the Services and Charges Schedule. If actual monthly fees incurred during a month are less than the Monthly Prepaid Amount for that month, the excess payment will be credited against the next month’s invoice. Unpaid invoiced amounts shall be subject to annual interest at the rate of 12% or the highest rate permitted by law, whichever is lower, which shall begin to accrue on the date the applicable amount becomes past due. For purposes of the foregoing, amounts disputed and subsequently determined to be payable to Metavante shall be deemed to have become due on the due date of the first invoice on which they appeared. Customer shall also pay any collection fees, court costs, reasonable attorneys’ fees, and other fees, costs, and charges incurred by Metavante in collecting payment of the charges and any other amounts for which Customer is liable under the terms and conditions of this Agreement. Customer agrees to maintain a depository account with a financial institution reasonably acceptable to Metavante for the payment of amounts payable hereunder and hereby authorizes Metavante to initiate debit entries to such account for the payment of amounts payable hereunder. Customer agrees to provide Metavante with any and all information necessary for Metavante to initiate such debit entries via the Automated Clearing House (ACH) system. Customer shall pay to Metavante a postage escrow fund, which shall be equal to ninety (90) days’ estimated postage fees and shall be held by Metavante as security for Customer’s payment of postage. Metavante shall refund such amount to Customer when this Agreement is terminated and Customer has fully performed all of its obligations hereunder. Customer shall, upon Metavante’s request, prepay postage for any particular mailing. Notwithstanding any other provision of the Agreement, in the event that the Federal Deposit Insurance Corporation (“FDIC”) determines that Customer is engaging in an unsafe or unsound banking practice, as defined at section 325.4 of the FDIC Rules and Regulations, 12 C.F.R. §325.4, by virtue of the fact that Customer has an unacceptable ratio of Tier I capital to total assets, as those terms are defined in sections 325.2(v) and 325.2(x) of the FDIC Rules and Regulations, 12 C.F.R. §§ 325.2(t) and 325.2(v), otherwise determines that Customer is not adequately capitalized, and/or issues a Capital Directive or other order directing Customer to restore and maintain its Tier 1 or other capital to a particular level, then Customer shall, upon Metavante’s written request, (a) prepay for Services by remitting to Metavante, on the first of each month, an amount equal to the average charges payable by Customer to Metavante during the previous three (3) months, and (b) pay for all professional services provided by Metavante for Customer, or for the FDIC and related to Customer, at the then-current Metavante rate for such services. Customer agrees to maintain a depository account with a financial institution reasonably acceptable to Metavante for the payment of such amounts and hereby authorizes Metavante to initiate debit entries to such account for the payment of such amounts. Customer agrees to provide Metavante with any and all information necessary for Metavante to initiate such debit entries via the Automated Clearing House (ACH) system.

6.	PERFORMANCE WARRANTY/DISCLAIMER OF ALL OTHER WARRANTIES

6.1. Performance Warranty. Metavante warrants that it will provide all Services in a commercially reasonable manner and in conformance in all material respects with the applicable Documentation (the “Performance Warranty”).  Where the parties have agreed upon Service Levels for any aspect of Metavante’s performance, such Service Levels shall apply in lieu of the Performance Warranty. THIS PERFORMANCE WARRANTY IS SUBJECT TO THE WARRANTY EXCLUSIONS SET FORTH BELOW IN SECTION 6.2.

6.2. Performance Warranty Exclusions. Except as may be expressly agreed in writing by Metavante, Metavante’s Performance Warranty does not apply to:

A. defects, problems, or failures caused by the Customer’s nonperformance of obligations essential to Metavante’s performance of its obligations; and/or

B. defects, problems, or failures caused by an event of force majeure.

6.3 DISCLAIMER OF ALL OTHER WARRANTIES. THIS PERFORMANCE WARRANTY, AND THE WARRANTIES IN ARTICLE 12 HEREOF, ARE IN LIEU OF, AND METAVANTE DISCLAIMS ANY AND ALL OTHER WARRANTIES, CONDITIONS, OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR NOT METAVANTE KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. IN ADDITION, METAVANTE DISCLAIMS ANY WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN CUSTOMER WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT.

7.	MODIFICATION OR PARTIAL TERMINATION

7.1. Modifications to Services. Metavante may relocate, modify, amend, enhance, update, or provide an appropriate replacement for the software used to provide the Services, or any element of its systems or processes at any time or withdraw, modify, or amend any function of the Services, provided that neither the functionality of the Services or performance thereof nor any applicable Service Levels are materially adversely affected.

7.2. Partial Termination by Metavante. Except as may be provided in any Schedule, Metavante may, at any time, withdraw any of the Services upon providing ninety (90) days’ prior written notice to Customer, provided that Metavante is withdrawing the Service(s) from its entire client base. Metavante may also terminate any function or any Services immediately upon any final regulatory, legislative, or judicial determination that providing such function or Services is inconsistent with applicable law or regulation or the rights of any Third Party. If Metavante terminates any Service pursuant to this paragraph, Metavante agrees to assist Customer, without additional charge, in identifying an alternate provider of such terminated Service and shall cooperate in any conversion and provide deconversion services. Metavante will support the most recent Bankway release during the Initial Term of this Agreement, regardless of how much time has elapsed since its delivery to Customer by Metavante. Notwithstanding the foregoing, if during the Initial Term of the Agreement, Metavante notifies Customer that Metavante intends to convert Customer’s deposit and loan account data to a platform other than Metavante’s Bankway core processing software, then, prior to the effective date of such conversion, Customer may terminate the Metavante Bankway core processing software services without paying the Termination Fee. For clarification purposes, Metavante Bankway core processing software services does not include Digital Insight and Metavante EFT services.

7.3. Partial Termination by Customer. Except as may be provided in any Schedule, Customer agrees that, during the Term, Metavante shall be Customer’s sole and exclusive provider of all Services. If Customer breaches the foregoing covenant, the same shall constitute a partial termination of this Agreement, and Customer shall pay Metavante the Termination Fee for the affected Service, as liquidated damages and not as a penalty.

8.	TERMINATION/DEFAULT

8.1. Early Termination. The terms and conditions set forth on the Termination Fee Schedule of the Agreement shall govern the early termination of this Agreement (or any Service).

8.2. For Cause. If either party fails to perform any of its material obligations under this Agreement (a “Default”) and does not cure such Default in accordance with this Section, then the non-defaulting party may, by giving notice to the other party, terminate this Agreement as of the date specified in such notice of termination, or such later date agreed to by the parties, and/or recover Damages. A party may terminate the Agreement in accordance with the foregoing if such party provides written notice to the defaulting party and either (a) the defaulting party does not cure the Default within sixty (60) days of the defaulting party’s receipt of notice of the Default, if the Default is capable of cure within sixty (60) days, or (b) if the Default is not capable of cure within sixty (60) days, the defaulting party does not both (i) implement a plan to cure the Default within sixty (60) days of receipt of notice of the Default, and (ii) diligently carry-out the plan in accordance with its terms. The parties acknowledge and agree that a failure to pay any amount when due hereunder shall be a Default that is capable of being cured within thirty (30) days. The parties acknowledge and agree that any error in processing data, preparation or filing of a report, form, or file, or the failure to perform Services as required hereunder shall be satisfactorily cured upon the completion of accurate re-processing, the preparation or filing of the accurate report, form, or file, or the re-performance of the Services in accordance with applicable requirements, respectively within thirty (30) days of the notice of Default.

8.3. For Insolvency. In addition to the termination rights set forth in Sections 8.1 and 8.2, subject to the provisions of Title 11, United States Code, if either party becomes or is declared insolvent or bankrupt, is the subject to any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or is subject to regulatory sanction by any Federal Regulator, then the other party may, by giving written notice to such party, may terminate this Agreement as of a date specified in such notice of termination; provided that the foregoing shall not apply with respect to any involuntary petition in bankruptcy filed against a party unless such petition is not dismissed within sixty (60) days of such filing.

8.4. For De Novo Banks Only. Notwithstanding anything herein to the contrary, Customer shall have the right to cancel the Implementation on 30 business days written notice delivered to Metavante on or before 30 days prior to the Conversion Date, if Customer has been unable to obtain final regulatory approval on or before that date. Upon such cancellation the parties shall mutually schedule a new Commencement Date. Customer agrees to use commercially reasonable efforts to obtain final regulatory approval on or before the new Commencement Date. If Customer is unable obtain said necessary approvals on or before the new Commencement Date, Customer shall notify Metavante thereof and this Agreement shall terminate and, unless the parties mutually agree to extend, Customer shall have no further obligation hereunder other than to pay Metavante for its services provided through the date of termination at Metavante’s standard rates in effect as of the date hereof. Customer will promptly notify Metavante upon receipt of all regulatory approval.

9.	LIMITATION OF LIABILITY/MAXIMUM DAMAGES ALLOWED

9.1. Equitable Relief. Either party may seek equitable remedies, including injunctive relief, for a breach of the other party’s obligations under Article 13 of this Agreement, prior to commencing the dispute resolution procedures set forth in Section 11.1 below.

9.2. Exclusion of Incidental and Consequential Damages. Independent of, severable from, and to be enforced independently of any other provision of this Agreement, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY’S RIGHTS) IN CONTRACT, TORT, (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND—including lost profits, loss of business, or other economic damage, and further including injury to property, AS A RESULT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES, INCLUDING,WITHOUT LIMITATION, BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT, OR ANY FAILURE OF PERFORMANCE, REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

9.3. REDACTED

9.4. Statute of Limitations. No lawsuit or other action may be brought by either party hereto, or on any claim or controversy based upon or arising in any way out of this Agreement, after one (1) year from the date on which the cause of action arose regardless of the nature of the claim or form of action, whether in contract, tort (including negligence), or otherwise; provided, however, the foregoing limitation shall not apply to the collection of any amounts due Metavante under this Agreement.

9.5. Tort Claim Waiver. In addition to and not in limitation of any other provision of this Article 9, each party hereby knowingly, voluntarily, and intentionally waives any right to recover from the other party, and Customer waives any right to recover from any Eligible Provider, any economic losses or damages in any action brought under tort theories, including, misrepresentation, negligence and/or strict liability, and/or relating to the quality or performance of any products or services provided by Metavante. For purposes of this waiver, economic losses and damages include monetary losses or damages caused by a defective product or service except personal injury or damage to other tangible property. Even if remedies provided under this Agreement shall be deemed to have failed of their essential purpose, neither party shall have any liability to the other party under tort theories for economic losses or damages.

9.6. Liquidated Damages. Customer acknowledges that Metavante shall suffer a material adverse impact on its business if this Agreement is terminated prior to expiration of the Term, and that the resulting damages may not be susceptible of precise determination. Customer acknowledges that the Termination Fee is a reasonable approximation of such damages and shall be deemed to be liquidated damages and not a penalty.

9.7. Essential Elements. Customer and Metavante acknowledge and agree that the limitations contained in this Article 9 are essential to this Agreement, and that Metavante has expressly relied upon the inclusion of each and every provision of this Article 9 as a condition to executing this Agreement.

10.	INSURANCE AND INDEMNITY.

10.1. Insurance. Metavante shall maintain for its own protection crime insurance coverage for its personnel; insurance coverage for loss from fire, disaster or other causes contributing to interruption of normal services, reconstruction of data file media and related processing costs; additional expenses incurred to continue operations; and business interruption to reimburse Metavante for losses resulting from suspension of the Services due to physical loss of equipment.

10.2. Indemnity.

A. Except as provided in 10.2B below, Customer shall indemnify Metavante from, defend Metavante against, and pay any final judgments awarded against Metavante, resulting from any claim brought by a Third Party against Metavante based on Customer’s use of the Services to support its operations, Metavante’s compliance with Customer’s specifications or instructions, or Metavante’s use of trademarks or data supplied by Customer.

B. Metavante shall indemnify Customer from, defend Customer against, and pay any final judgment awarded against Customer, resulting from any claim brought by a Third Party against Customer based on Metavante’s alleged infringement of any patent, copyright, or trademark of such Third Party under the laws of the United States, unless and except to the extent that such infringement is caused by Metavante’s compliance with Customer’s specifications or instructions, or Metavante’s use of trademarks or data supplied by Customer.

10.3. Indemnification Procedures. If any Third Party makes a claim covered by Section 10.2 against an indemnitee with respect to which such indemnitee intends to seek indemnification under this Section, such indemnitee shall give notice of such claim to the indemnifying party, including a brief description of the amount and basis therefor, if known. Upon giving such notice, the indemnifying party shall be obligated to defend such indemnitee against such claim, and shall be entitled to assume control of the defense of the claim with counsel chosen by the indemnifying party, reasonably satisfactory to the indemnitee. The indemnitee shall cooperate fully with and assist the indemnifying party in its defense against such claim in all reasonable respects. The indemnifying party shall keep the indemnitee fully apprised at all times as to the status of the defense. Notwithstanding the foregoing, the indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of the indemnitee. Neither the indemnifying party nor any indemnitee shall be liable for any settlement of action or claim effected without its consent. Notwithstanding the foregoing, the indemnitee shall retain, assume, or reassume sole control over all expenses relating to every aspect of the defense that it believes is not the subject of the indemnification provided for in this Section. Until both (a) the indemnitee receives notice from indemnifying party that it will defend, and (b) the indemnifying party assumes such defense, the indemnitee may, at any time after ten (10) days from the date notice of claim is given to the indemnifying party by the indemnitee, resist or otherwise defend the claim or, after consultation with and consent of the indemnifying party, settle or otherwise compromise or pay the claim. The indemnifying party shall pay all costs of indemnity arising out of or relating to that defense and any such settlement, compromise, or payment. The indemnitee shall keep the indemnifying party fully apprised at all times as to the status of the defense. Following indemnification as provided in this Section, the indemnifying party shall be subrogated to all rights of the indemnitee with respect to the matters for which indemnification has been made.

11.	DISPUTE RESOLUTION

11.1. Representatives of Parties. All disputes arising under or in connection with this Agreement shall initially be referred to the representatives of each party who customarily manages the relationship between the parties. If such representatives are unable to resolve the dispute within five (5) Business Days after referral of the matter to them, the managers of the representatives shall attempt to resolve the dispute. If, after five (5) Business Days they are unable to resolve the dispute, senior executives of the parties shall attempt to resolve the dispute. If, after five (5) Business Days they are unable to resolve the dispute, the parties shall submit the dispute to the chief executive officers of the parties for resolution. Neither party shall commence legal proceedings with regard to a dispute until completion of the dispute resolution procedures set forth in this Section 11.1, except to the extent necessary to preserve its rights or maintain a superior position against other creditors or claimants.

11.2. Continuity of Performance. During the pendency of the dispute resolution proceedings described in this Article 11, Metavante shall continue to provide the Services so long as Customer shall continue to pay all undisputed amounts to Metavante in a timely manner.

12.	AUTHORITY

12.1. Metavante. Metavante warrants that:

A. Metavante has the right to provide the Services hereunder, using all computer software required for that purpose.

B. Metavante is a corporation validly existing and in active status under the laws of the State of Wisconsin. It has all the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement have been duly authorized by Metavante, and this Agreement is enforceable in accordance with its terms against Metavante. No approval, authorization, or consent of any governmental or regulatory authorities is required to be obtained or made by Metavante in order for Metavante to enter into and perform its obligations under this Agreement.

12.2. Customer. Customer warrants that:

Customer has all required licenses and approvals necessary to use the Services in the operation of its business.

Except as provided for in Section 8.4, Customer is validly existing and in good standing under the laws of the state of its incorporation or charter, or if a national bank, the United States of America. It has all the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement have been duly authorized by Customer, and this Agreement is enforceable in accordance with its terms against Customer. No approval, authorization, or consent of any governmental or regulatory authorities is required to be obtained or made by Customer in order for Customer to enter into and perform its obligations under this Agreement.

In the event that Customer requests Metavante to disclose to any Third Party or to use any of Customer’s Confidential Information (as defined in Section 13.3), and such Confidential Information is or may be subject to the Privacy Regulations, such disclosure or use shall be permitted by the Privacy Regulations and by any initial, annual, opt-out, or other privacy notice that Customer issued with respect to such Confidential Information pursuant to the Privacy Regulations.

13.	CONFIDENTIALITY AND OWNERSHIP

13.1. Customer Data. Customer shall remain the sole and exclusive owner of all Customer Data and its Confidential Information (as defined in Section 13.3), regardless of whether such data is maintained on magnetic tape, magnetic disk, or any other storage or processing device. All such Customer Data and other Confidential Information shall, however, be subject to regulation and examination by the appropriate auditors and regulatory agencies to the same extent as if such information were on Customer’s premises.

13.2. Metavante Systems. Customer acknowledges that it has no rights in any of Metavante’s software, systems, documentation, guidelines, procedures, and similar related materials or any modifications thereof, unless and except as expressly granted under this Agreement.

13.3. Confidential Information. “Confidential Information” of a party shall mean all confidential or proprietary information and documentation of such party, whether or not marked as such including, with respect to Customer, all Customer Data. Confidential Information shall not include: (a) information which is or becomes publicly available (other than by the party having the obligation of confidentiality) without breach of this Agreement; (b) information independently developed by the receiving party; (c) information received from a Third Party not under a confidentiality obligation to the disclosing party; or (d) information already in the possession of the receiving party without obligation of confidence at the time first disclosed by the disclosing party. The parties acknowledge and agree that the substance of the negotiations of this Agreement, and the terms of this Agreement are considered Confidential Information subject to the restrictions contained herein.

13.4. Obligations of the Parties. Except as permitted under this Section 13.4 and applicable law, neither party shall use, copy, sell, transfer, publish, disclose, display, or otherwise make any of the other party’s Confidential Information available to any Third Party without the prior written consent of the other party. Each party shall hold the Confidential Information of the other party in confidence and shall not disclose or use such Confidential Information other than for the purposes contemplated by this Agreement and, to the extent that Confidential Information of Customer may be subject to the Privacy Regulations, as permitted by the Privacy Regulations, and shall instruct their employees, agents, and contractors to use the same care and discretion with respect to the Confidential Information of the other party or of any Third Party utilized hereunder that Metavante and Customer each require with respect to their own most confidential information, but in no event less than a reasonable standard of care, including the utilization of security devices or procedures designed to prevent unauthorized access to such materials. Each party shall instruct its employees, agents, and contractors (a) of its confidentiality obligations hereunder and (b) not to attempt to circumvent any such security procedures and devices. Each party’s obligation under the preceding sentence may be satisfied by the use of its standard form of confidentiality agreement, if the same reasonably accomplishes the purposes here intended. All such Confidential Information shall be distributed only to persons having a need to know such information to perform their duties in conjunction with this Agreement. A party may disclose the other party’s Confidential Information if required to do so by subpoena, court or regulatory order, or other legal process, provided the party notifies the disclosing party of its receipt of such process, and reasonably cooperates, at the disclosing party’s expense, with efforts of the disclosing party to prevent or limit disclosure in response to such process. In the event that Metavante is subject to a subpoena or other legal process to compel production of documents relating to Customer, Customer shall reimburse Metavante for Metavante’s out-of-pocket costs to comply with such process.

13.5. Information Security. Metavante shall be responsible for establishing and maintaining an information security program that is designed to (i) ensure the security and confidentiality of Customer Data, (ii) protect against any anticipated threats or hazards to the security or integrity of Customer Data, (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or any of its customers, and (iv) ensure the proper disposal of Customer Data. Customer shall be responsible for maintaining security for its own systems, servers, and communications links as necessary to (a) protect the security and integrity of Metavante’s systems and servers on which Customer Data is stored, and (b) protect against unauthorized access to or use of Metavante’s systems and servers on which Customer Data is stored. Metavante will (1) take appropriate action to address any incident of unauthorized access to Customer Data and (2) notify Customer as soon as possible of any incident of unauthorized access to Sensitive Customer Information and any other breach in Metavante’s security that materially affects Customer or Customer’s customers If the primary federal regulator for Customer is the Office of Thrift Supervision (the “OTS”), Metavante will also notify the OTS as soon as possible of any breach in Metavante’s security that materially affects Customer or Customer’s customers. Either party may change its security procedures from time to time as commercially reasonable to address operations risks and concerns in compliance with the requirements of this section.

13.6. Ownership and Proprietary Rights. Metavante reserves the right to determine the hardware, software, and tools to be used by Metavante in performing the Services. Metavante shall retain title and all other ownership and proprietary rights in and to the Metavante Proprietary Materials and Information, and any and all derivative works based thereon. Such ownership and proprietary rights shall include any and all rights in and to patents, trademarks, copyrights, and trade secret rights. Customer agrees that the Metavante Proprietary Materials and Information are not “work made for hire” within the meaning of U.S. Copyright Act, 17 U.S.C. Section 101.

13.7. The Privacy Regulations. In the event that Customer requests Metavante to disclose to any Third Party or to use any of Customer’s Confidential Information, and such Confidential Information is or may be subject to the Privacy Regulations, Metavante reserves the right, prior to such disclosure or use, (a) to review any initial, annual, opt-out, or other privacy notice that Customer issued with respect to such Confidential Information pursuant to the Privacy Regulations, and if requested by Metavante, Customer shall promptly provide Metavante with any such notice, and (b) to decline to disclose to such Third Party or to use such Confidential Information if Metavante, in Metavante’s sole discretion, believes that such disclosure or use is or may be prohibited by the Privacy Regulations or by any such notice.

13.8. Publicity. Neither party shall refer to the other party directly or indirectly in any media release, public announcement, or public disclosure relating to this Agreement or its subject matter, in any promotional or marketing materials, lists, or business presentations, without consent from the other party for each such use or release in accordance with this Section, provided that Metavante may include Customer’s name in Metavante’s customer list and may identify Customer as its customer in its sales presentations and marketing materials by obtaining Customer’s prior consent, which consent may not be unreasonably withheld. Notwithstanding the foregoing, at Metavante’s request, Customer agrees to issue a joint press release prepared by Metavante to announce the relationship established by the parties hereunder. Customer agrees that such press release shall be deemed approved by Customer in the event that, within five (5) Business Days of receiving Metavante’s proposed press release, Customer does not provide written notice to Metavante describing in reasonable detail Customer’s objections to the press release. All other media releases, public announcements, and public disclosures by either party relating to this Agreement or the subject matter of this Agreement (each, a “Disclosure”), including promotional or marketing material, but not including (a) announcements intended solely for internal distribution, or (b) disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing party, shall be subject to review and approval, which approval shall not be unreasonably withheld, by the other party prior to release. Such approval shall be deemed to be given if a party does not object to a proposed Disclosure within five (5) Business Days of receiving same. Disputes regarding the reasonableness of objections to the joint press release or any Disclosures shall be subject to the Dispute Resolution Procedures of Section 11.1 above.

14.	REGULATORY COMPLIANCE AND ASSURANCES

14.1. Legal Requirements.

A. Customer shall be solely responsible for monitoring and interpreting (and for complying with, to the extent such compliance requires no action by Metavante) the Legal Requirements. Based on Customer’s instructions, Metavante shall select the processing parameter settings, features, and options (collectively, the “Parameters”) within Metavante’s system that will apply to Customer. Customer shall be responsible for determining that such selections are consistent with the Legal Requirements and with the terms and conditions of any agreements between Customer and its clients. In making such determinations, Customer may rely upon the written descriptions of such Parameters contained in the User Manuals. Metavante shall perform system processing in accordance with the Parameters.

B. Subject to the foregoing, Metavante shall perform an on-going review of federal laws, rules, and regulations. Metavante shall maintain the features and functions set forth in the User Manuals for each of the Services in accordance with all changes in federal laws, rules, and regulations applicable to such features and functions, in a non-custom environment. If Metavante elects to support a new federal law, rule, or regulation through changes to the Metavante Software, Metavante shall develop and implement modifications to the Services to enable Customer to comply with such new federal laws, rules, and regulations.

C. In any event, Metavante shall work with Customer in developing and implementing a suitable procedure or direction to enable Customer to comply with federal and state laws, rules, and regulations applicable to the Services being provided by Metavante to Customer, including in those instances when Metavante has elected to modify the Metavante Software, but it is not commercially practicable to do so prior to the regulatory deadline for compliance.

14.2. Regulatory Assurances. Metavante and Customer acknowledge and agree that the performance of these Services will be subject to regulation and examination by Customer’s regulatory agencies to the same extent as if such Services were being performed by Customer. Upon request, Metavante agrees to provide any appropriate assurances to such agency and agrees to subject itself to any required examination or regulation. Customer agrees to reimburse Metavante for reasonable costs actually incurred due to any such examination or regulation that is performed primarily for the purpose of examining Services used by Customer.

B. Notice Requirements. Customer shall be responsible for complying with all regulatory notice provisions to any applicable governmental agency, which shall include providing timely and adequate notice to Federal Regulators as of the Effective Date of this Agreement, identifying those records to which this Agreement shall apply and the location at which such Services are to be performed.

C. Examination of Records. The parties agree that the records maintained and produced under this Agreement shall, at all times, be available at the Operations Center for examination and audit by governmental agencies having jurisdiction over the Customer’s business, including any Federal Regulator. The Director of Examinations of any Federal Regulator or his or her designated representative shall have the right to ask for and to receive directly from Metavante any reports, summaries, or information contained in or derived from data in the possession of Metavante related to the Customer. Metavante shall notify Customer as soon as reasonably possible of any formal request by any authorized governmental agency to examine Customer’s records maintained by Metavante, if Metavante is permitted to make such a disclosure to Customer under applicable law or regulations. Customer agrees that Metavante is authorized to provide all such described records when formally required to do so by a Federal Regulator.

D.	Audits. Metavante shall cause a Third Party review of its operations and related internal controls to be conducted annually by its independent auditors, which shall be a SAS 70 audit. Metavante shall provide to Customer, upon written request, one copy of the audit report resulting from such review at no charge.

14.3. IRS Filing. Customer represents it has complied with all laws, regulations, procedures, and requirements in attempting to secure correct tax identification numbers (TINs) for Customer’s payees and customers.

15.	MISCELLANEOUS PROVISIONS

15.1. Equipment and Network. Customer shall obtain and maintain at its own expense its own data processing and communications equipment as may be necessary or appropriate to facilitate the proper use and receipt of the Services.

15.2. Data Backup. Customer shall maintain adequate records for at least ten (10) Business Days, including backup on magnetic tape or other electronic media where transactions are being transmitted to Metavante, from which reconstruction of lost or damaged files or data can be made. Customer assumes all responsibility and liability for any loss or damage resulting from failure to maintain such records.

15.3. Balancing and Controls. Customer shall (a) on a daily basis, review all input and output, controls, reports, and documentation, to ensure the integrity of data processed by Metavante; and (b) on a daily basis, check exception reports to verify that all file maintenance entries and non-dollar transactions were correctly entered. Customer shall be responsible to notify Metavante immediately in the event of any error so that Metavante may initiate timely remedial action to correct any improperly processed data which these reviews disclose. In the event of any error by Metavante in processing any data or preparing any report or file, Metavante’s sole responsibility, and Customer’s sole remedy, shall be to correct the error by reprocessing the affected data or preparing and issuing a new file or report at no additional cost to Customer.

15.4. Transmission of Data. If the Services require transportation or transmission of data between Metavante and Customer, the responsibility and expense for transportation and transmission of, and the risk of loss for, data and media transmitted between Metavante and Customer shall be borne by Customer. Data lost by Metavante following receipt shall either be restored by Metavante from its backup media or shall be reprocessed from Customer’s backup media at no additional charge to Customer.

15.5. Reliance on Data. Metavante will perform the Services described in this Agreement on the basis of information furnished by Customer. Metavante shall be entitled to rely upon any such data, information, directions, or instructions as provided by Customer (whether given by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer terminal, e-mail, other “on line” system or similar means of communication, or orally over the telephone or in person), and shall not be responsible for any liability arising from Metavante’s performance of the Services in accordance with Customer’s instructions. Customer assumes exclusive responsibility for the consequences of any instructions Customer may give Metavante, for Customer’s failure to properly access the Services in the manner prescribed by Metavante, and for Customer’s failure to supply accurate input information. If any error results from incorrect input supplied by Customer, Customer shall be responsible for discovering and reporting such error and supplying the data necessary to correct such error to Metavante for processing at the earliest possible time.

15.6. Use of Services. Customer agrees that, except as otherwise permitted in this Agreement or in writing by Metavante, Customer will use the Services only for its own internal business purposes to service its bona fide customers and clients and will not sell or otherwise provide, directly or indirectly, any of the Services or any portion thereof to any Third Party. Customer agrees that Metavante may use all suggestions, improvements, and comments regarding the Services that are furnished by Customer to Metavante in connection with this Agreement, without accounting or reservation. Unless and except to the extent that Metavante has agreed to provide customer support services for Customer, Customer shall be responsible for handling all inquiries of its customers relating to Services performed by Metavante, including inquiries regarding credits or debits to a depositor’s account. Metavante agrees to reasonably assist Customer in responding to such inquiries by providing such information to Customer as Metavante can reasonably provide.

15.7. Financial Statements. Metavante will make available through their website the then current annual report for Metavante’s publicly traded parent company, at the time such document is made publicly available.

15.8. Performance by Subcontractors. Customer understands and agrees that the actual performance of the Services may be made by Metavante, one or more Affiliates of Metavante, or subcontractors of any of the foregoing Entities (collectively, the “Eligible Providers”). For purposes of this Agreement, performance of the Services by any Eligible Provider shall be deemed performance by Metavante itself. Metavante shall remain fully responsible for the performance or non-performance of the Services by any Eligible Provider, to the same extent as if Metavante itself performed or failed to perform such services. Customer agrees to look solely to Metavante, and not to any Eligible Provider, for satisfaction of any claims Customer may have arising out of this Agreement or the performance or nonperformance of Services. However, in the event that Customer contracts directly with a Third Party for any products or services, Metavante shall have no liability to Customer for such Third Party’s products or services, even if such products or services are necessary for Customer to access or receive the Services hereunder.

15.9. Solicitation. Neither party shall solicit the employees of the other party for employment during the Term of this Agreement, for any reason. The foregoing shall not preclude either party from employing any such employee (a) who seeks employment with the other party in response to any general advertisement or solicitation that is not specifically directed towards employees of such party or (b) who contacts the other party on his or her own initiative without any direct or indirect solicitation by such party.

16.	GENERAL

16.1. Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the internal laws of the State of Wisconsin, excluding its principles of conflict of laws.

16.2. Venue and Jurisdiction. In the event of litigation to enforce the terms of this Agreement, the parties consent to venue in the exclusive jurisdiction of the courts of Milwaukee County, Wisconsin, and the Federal District Court for the Eastern District of Wisconsin. The parties further consent to the jurisdiction of any federal or state court located within a district which encompasses assets of a party against which a judgment has been rendered, either through arbitration or litigation, for the enforcement of such judgment or award against such party or the assets of such party.

16.3. Entire Agreement; Amendments. This Agreement, together with the schedules hereto, constitutes the entire agreement between Metavante and the Customer with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth herein and therein. This Agreement supersedes all prior negotiations, agreements, and undertakings between the parties with respect to such matter. This Agreement, including the schedules hereto, may be amended only by an instrument in writing executed by the parties or their permitted assignees.

16.4. Relationship of Parties. The performance by Metavante of its duties and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement shall create or imply an agency relationship between Customer and Metavante, nor shall this Agreement be deemed to constitute a joint venture or partnership between Customer and Metavante.

16.5. Assignment. Neither this Agreement nor the rights or obligations hereunder may be assigned by either party, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that (a) Metavante’s consent need not be obtained in connection with the assignment of this Agreement pursuant to a merger in which Customer is a party and as a result of which the surviving Entity becomes an Affiliate of another bank holding company, bank, savings and loan association or other financial institution, so long as the provisions of all applicable Schedules are complied with; and (b) Metavante may freely assign this Agreement (i) in connection with a merger, corporate reorganization, or sale of all or substantially all of its assets, stock, or securities, or (ii) to any Entity which is a successor to the assets or the business of Metavante.

16.6. Notices. Except as otherwise specified in the Agreement, all notices, requests, approvals, consents, and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by (a) first-class U.S. mail, registered or certified, return receipt requested, postage pre-paid; or (b) U.S. express mail, or other, similar overnight courier service to the address specified below. Notices shall be deemed given on the day actually received by the party to whom the notice is addressed.

In the case of Customer:	Juniata Valley Bank 1762 Butchershop Road Mifflintown, PA 17059 Attn.: Steve Kramm, SVP, Operations/Technology Division
For Billing Purposes:	Same as above
In the case of Metavante: Copy to:	Metavante Corporation 4900 West Brown Deer Road Milwaukee WI 53223 Attn:Senior Executive Vice President, Metavante Corp. Legal Services

16.7. Waiver. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

16.8. Severability. If any provision of this Agreement is held by court or arbitrator of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement will remain in full force and effect. Articles 5, 8, 9, 13, and 17 shall survive the expiration or earlier termination of this Agreement for any reason.

16.9. Attorneys’ Fees and Costs. If any legal action is commenced in connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to costs, reasonable attorneys’ fees actually incurred, and necessary disbursements incurred in connection with such action, as determined by the court.

16.10. No Third Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Customer and Metavante.

16.11. Force Majeure. Notwithstanding any provision contained in this Agreement, neither party shall be liable to the other to the extent fulfillment or performance if any terms or provisions of this Agreement is delayed or prevented by revolution or other civil disorders; wars; acts of enemies; strikes; lack of available resources from persons other than parties to this Agreement; labor disputes; unavailability of electricity; fires; floods; acts of God; federal, state or municipal action; statute; ordinance or regulation; or, without limiting the foregoing, any other causes not within its control, and which by the exercise of reasonable diligence it is unable to prevent, whether of the class of causes hereinbefore enumerated or not. This clause shall not apply to the payment of any sums due under this Agreement by either party to the other.

16.12. Negotiated Agreement. Metavante and Customer each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties’ voluntary agreement based upon the level of risk to Customer and Metavante associated with their respective obligations under this Agreement and the payments to be made to Metavante and the charges to be incurred by Metavante pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this document.

16.13. Waiver of Jury Trial. Each of Customer and Metavante hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, this Agreement or any course of conduct, course of dealing, statements (whether verbal or written), or actions of Metavante or Customer, regardless of the nature of the claim or form of action, contract or tort, including negligence.

17.	DEFINITIONS. The following terms shall have the meanings ascribed to them as follows:

A. “ACH” shall mean automated clearing house services.

B. “Affiliate” shall mean, with respect to a party, any Entity at any time Controlling, Controlled by, or under common Control with such party.

C. “Agreement” shall mean this master agreement and all schedules and exhibits attached hereto, which are expressly incorporated, any future amendments thereto, and any future schedules and exhibits added hereto by mutual agreement.

D. “Business Days” shall be Mondays through Fridays except holidays recognized by the Federal Reserve Board of Chicago.

E. “Change in Control” shall mean any event or series of events by which (i) any person or entity or group of persons or entities other than existing stockholders shall acquire Control of another person or entity or (ii) in the case of a corporation, during any period of twelve consecutive months commencing before or after the date hereof, individuals who, at the beginning of such twelve-month period, were directors of such corporation shall cease for any reason to constitute a majority of the board of directors of such corporation.

F. “Commencement Date” shall mean the date on which Metavante first provides the Initial Services to Customer.

G. “Confidential Information” shall have the meaning set forth in Section 13.3.

H. “Consumer” shall mean an individual who obtains a financial product or service from Customer to be used primarily for personal, family, or household purposes and who has a continuing relationship with Customer.

I. “Contract Year” shall mean successive periods of twelve months, the first of which (being slightly longer than twelve (12) months) shall commence on the Commencement Date and terminate on the last day of the month in which the first anniversary of the Commencement Date occurs.

J. “Control” shall mean the direct or indirect ownership of over fifty percent (50%) of the capital stock (or other ownership interest, if not a corporation) of any Entity or the possession, directly or indirectly, of the power to direct the management and policies of such Entity by ownership of voting securities, by contract or otherwise. “Controlling” shall mean having Control of any Entity, and “Controlled” shall mean being the subject of Control by another Entity.

K. “Conversion” shall mean (i) the transfer of Customer’s data processing and other information technology services to Metavante’s systems; (ii) completion of upgrades, enhancements and software modifications as set forth in this Agreement; and (iii) completion of all interfaces set forth in this Agreement and full integration thereof such that Customer is able to receive the Initial Services in a live operating environment.

L. “Conversion Date” shall mean the date on which Conversion for Customer or a particular Affiliate has been completed. For De Novo Banks, Conversion Date shall mean the first opening day of operations.

M. “Customer” shall mean the Entity entering into this Agreement with Metavante and all Affiliates of such Entity for whom Metavante agrees to provide Services under this Agreement, as reflected on the first page of this Agreement or amendments executed after the Effective Date.

N. “Customer Data” means any and all data and information of any kind or nature submitted to Metavante by Customer, or received by Metavante on behalf of Customer, necessary for Metavante to provide the Services.

O. “Damages” shall mean actual and verifiable monetary obligations incurred, or costs paid (except overhead costs, attorneys’ fees, and court costs) which (i) would not have been incurred or paid but for a party’s action or failure to act in breach of this Agreement, and (ii) are directly and solely attributable to such breach, but excluding any and all consequential, incidental, punitive and exemplary damages, and/or other damages expressly excluded by the terms of this Agreement.

P. “Documentation” shall mean Metavante’s standard user instructions relating to the Services, including tutorials, on-screen help, and operating procedures, as provided to Customer in written or electronic form.

Q. “Effective Date” shall mean the date so defined on the signature page of this Agreement, or, if blank, the date executed by Metavante, as reflected in Metavante’s records.

R. “Effective Date of Termination” shall mean the last day on which Metavante provides the Services to Customer (excluding any services relating to termination assistance).

S. “Eligible Provider” shall have the meaning as set forth in Section 15.8.

T. “Employment Cost Index” shall mean the Employment Cost Index—Civilian (not seasonally adjusted) as promulgated by the United States Department of Labor’s Bureau of Labor Statistics (or any successor index).

U. “Entity” means an individual or a corporation, partnership, sole proprietorship, limited liability company, joint venture, or other form of organization, and includes the parties hereto.

V. “Estimated Remaining Value” shall mean the number of calendar months remaining between the Effective Date of Termination and the last day of the contracted-for Term, multiplied by the average of the three (3) highest monthly fees (excluding any one time fees or credits) payable by Customer during the twelve (12) -month period prior to the event giving rise to termination rights under this Agreement. In the event the Effective Date of Termination occurs prior to expiration of the First Contract Year, the monthly fees used in calculating the Estimated Remaining Value shall be the greater of (i) the estimated monthly fees set forth in the Fee Schedule(s) and (ii) the average monthly fees described in the preceding sentence.

W. “Expenses” shall mean any and all reasonable and direct out of pocket expenses paid by Metavante to Third Parties in connection with Services provided to or on behalf of Customer under this Agreement, including any postage, supplies, materials, travel and lodging, and telecommunication fees incurred solely for the benefit of Customer, but not payments by Metavante to Eligible Providers.

X. “Federal Regulator” shall mean the Chief Examiner of the Federal Home Loan Bank Board, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or their successors, as applicable.

Y. “Fee Schedule” shall mean the portions of schedules containing fees and charges for services rendered to Customer under this Agreement.

Z. “Initial Services” shall mean all Services requested by Customer from Metavante under this Agreement prior to the Commencement Date, other than the Conversion services. The Initial Services requested as of the Effective Date are set forth in the schedules attached hereto, which shall be modified to include any additional services requested by Customer prior to the Commencement Date.

AA. “Initial Term” shall mean the period set forth on the first page of this Agreement.

BB. “Legal Requirements” shall mean the federal and state laws, rules, and regulations pertaining to Customer’s business.

CC. “Metavante Proprietary Materials and Information” shall mean the Metavante Software and all source code, object code, documentation (whether electronic, printed, written, or otherwise), working papers, non-customer data, programs, diagrams, models, drawings, flow charts, and research (whether in tangible or intangible form or in written or machine-readable form), and all techniques, processes, inventions, knowledge, know-how, trade secrets (whether in tangible or intangible form or in written or machine-readable form), developed by Metavante prior to or during the Term of this Agreement, and such other information relating to Metavante or the Metavante Software that Metavante identifies to Customer as proprietary or confidential at the time of disclosure.

DD. “Metavante Software” shall mean the software owned by Metavante and used to provide the Services.

EE. “Monthly Prepaid Amount” shall be initially as set forth in the Services and Charges Schedule, and shall be adjusted annually each January 1 to be ninety percent (90%) of the average monthly fees paid by Customer during the preceding three (3) months

FF. “Network” shall mean a shared system operating under a common name through which member financial institutions are able to authorize, route, process and settle transactions (e.g., MasterCard and Visa).

GG. “New Services” shall mean any services that are not included in the Initial Services but which, upon mutual agreement of the parties, are added to this Agreement. Upon such addition, New Services shall be included in the term “Services.”

HH. “Performance Warranty” shall have the meaning set forth in Section 6.1.

II. “Privacy Regulations” shall mean the regulations promulgated under Section 504 of the Gramm-Leach-Bliley Act, Pub. L. 106-102, as such regulations may be amended from time to time.

JJ. Professional Services” shall mean services provided by Metavante for Conversion, training, and consulting, and services provided by Metavante to review or implement New Services or enhancements to existing Services.

KK. “Sensitive Customer Information” shall mean Customer Data with respect to a Consumer that is (a) such Consumer’s name, address or telephone number, in conjunction with such Consumer’s Social Security number, account number, credit or debit card number, or a personal identification number or password that would permit access to such Consumer’s account or (b) any combination of components of information relating to such Consumer that would allow a person to log onto or access such Consumer’s account, such as user name and password or password and account number.

LL. “Services” shall mean the services, functions, and responsibilities described in this Agreement to be performed by Metavante during the Term and shall include New Services that are agreed to by the parties in writing.

MM. “Taxes” shall mean any manufacturers, sales, use, gross receipts, excise, personal property, or similar tax or duty assessed by any governmental or quasi-governmental authority upon or as a result of the execution or performance of any service pursuant to this Agreement or materials furnished with respect to this Agreement, except any income, franchise, privilege, or similar tax on or measured by Metavante’s net income, capital stock, or net worth.

NN. “Term” shall mean the Initial Term and any extension thereof, unless this Agreement is earlier terminated in accordance with its provisions.

OO. PP.	“Termination Fee” shall have the meaning set forth on the Termination Fee Schedule. “Third Party” shall mean any Entity other than the parties or any Affiliates of the parties.

QQ. “Tier 1 Support” shall mean the provision of customer service and technical support to end users. The Metavante customer care agents provide assistance with the following, but not limited to payment verification, payee set up, opening service requests for payment research, user education on how to use the Metavante products, technical support with using and accessing the products, and technical support for some browser issues.

RR. “Tier 2 Support” shall mean the provision of support to end users for consumer initiated payment issues such as payment not posted, stop payment, late fees, and payment posted for incorrect amount. The Metavante payment research team acts as an advocate to the payee on behalf of the end-user to research and resolve the payment issue in a timely manner.

SS. “User Manuals” shall mean the documentation provided by Metavante to Customer which describes the features and functionalities of the Services, as modified and updated by the customer bulletins distributed by Metavante from time to time.

TT. “Visa” shall mean VISA U.S.A., Inc.

REDACTED

REMOTE DATA PROCESSING SERVICES EXHIBIT
Recitals

Pursuant to the terms set forth below and the Metavante Technology Outsourcing Agreement (the “Terms and Conditions”), Metavante desires to provide to the Customer and the Customer desires to purchase the products and services described below.

Metavante provides certain services described herein along with the right to use certain equipment and computer software, including software licensed from third parties, which provides computer automation for data processing and related services for banks (the “System”). Metavante is the owner of all proprietary rights in and to the System, except software licensed by Metavante from third parties. Metavante will make available data processing equipment (the “Facilities”) and personnel, located at 8865 Glebe Park Drive, Easton Maryland, 21601, to provide and support remote terminal access to the System, and provide the computer services described in the most recent publication of the user manuals for the Metavante Bankway™ software.

Section 1: Description of Services

3.	Description of Data Processing Services

Pursuant to the Agreement to which this Exhibit is attached, Metavante shall provide the services set forth below and any others not specified below as they may be described in other areas of the Agreement. Capitalized terms used in this Exhibit are used as defined in the Agreement.

1)	Daily Activity

Maintain on computer disk, or in such other manner as shall be mutually agreed by the parties, all information input by Customer with respect to the account necessary to operate the System in the manner and produce the reports described in the most recent publication of the Overview.

2)	Functions

(a)	Maintain System availability for inquiry and input (via terminal or other data communication link reasonably requested by Customer) purposes during Customer’s business hours within the limitations set forth in Section IV below.

(b)	Process transactions input into the System by Customer once nightly on a daily basis.

(c)	Provide data communications connection via dedicated lines to Customer data center to allow on-line terminal access for inquiry to all terminals in Customer’s network.

(d)	Upon Customer’s request schedule all batch jobs reasonably requested for daily, weekly, monthly, quarterly, and annual System processing of trust and other accounts.

3)	Printing and Delivery of Reports and other System Output

(a)	Subject to the provisions of the Agreement, provide the processed data and data communication capabilities (all hardware to be provided by Customer) to permit Customer or its designated agents to print System output in a timely manner. Metavante agrees to add such communication lines and equipment at its location which may be reasonably required to allow the printing of such data.

(b)	The services described in this Section C will apply to all reports and output described in the then current version of the Overview.

4)	Hotline Support

(a)	Provide hotline support during the hours from 7:00 a.m. to 6:00 p.m. Eastern Time to address questions regarding operation and use of the System.

(b)	Metavante will use it best efforts to respond to all inquiries and rectify any problems within four (4) hours on a routine basis. Metavante shall use its best efforts to rectify problems which are critical in nature as soon as possible, but within a one (1) hour period. Metavante shall make available resources to respond and resolve critical problems via electronic pager on a 24-hour basis.

(c)	A critical problem is one that prevents Customer or its designated agents from accessing the inquiry or input functions of the System, updating account records or producing any transactional output from the System.

5)	Backup

3.	Metavante will keep backups for each processing day for the preceding processing week.

4.	Metavante will keep month end processing backups for one year.

5.	Metavante will keep year end processing backups for the term of the “Agreement”.

6.	Metavante will follow back up procedures that generally conform with industry standards, including off-site storage of such backups.

6)	Reports

3.	Within ninety (90) days after the end of each fiscal year of Metavante, Metavante shall provide to Customer a company prepared Balance Sheet and Income Statement of Metavante as of and for the fiscal year most recently ended. Such financial statements shall be prepared in conformity with Generally Accepted Accounting Principals consistently applied.

4.	Once during each calendar year Metavante shall have a qualified independent auditor selected by Metavante audit the System and the center where the data processing services to be provided hereunder are performed. A copy of the results of such audit shall be delivered to Customer within thirty (30) days after receipt thereof by Metavante at no additional cost.

7)	Disaster Recovery

Metavante shall maintain reasonable disaster recovery services for its core processing system in conformance with industry standards. The policies and procedures governing these disaster recovery services will be subject to the audit set forth in section I F.(2) above.

4.	System Description

The System consists of equipment and services supplied by Metavante and applications software known as Metavante BankwayTM which is described in the most recent publication of the Overview and is designed to operate on mainframe computer equipment to provide data processing services for financial institutions.

5.	Communication Protocol

3.	Data Center Communications Lines

Metavante shall obtain two (2) communications lines between the data processing equipment located at Customer and Metavante. These communications lines shall be of sufficient quality to meet Metavante specifications for such data transmission lines.

4.	Additional Communications Lines

Additional communications lines for branches of Customer, remote ATM’s of Bank and any locations other than the main office of Customer shall be Customer’s exclusive responsibility and expense, and shall be of sufficient quality to meet Metavante specifications for such data transmission lines.

6.	Average Processing Time and Other Bank Response Time Requirements

Items to be processed for daily reports shall be delivered by Customer to Metavante by 8:00 p.m. in order for Metavante to have daily reports available for printing by Customer at 6:00 a.m. the following business day. Customer will have access to the database file from 7:00 a.m. to 7:00 p.m., Monday through Saturday. All times referenced herein reflect the time zone of the Metavante Data Center.

Section 2: Fees

One-time fees for core processing implementation services and training, as shown in the Services and Charges Schedule, are due and payable on the Conversion Date.

Monthly processing fees are invoiced monthly in arrears (referred to below as Annual Fees).

The Annual Fees shall be calculated and due as of the following dates

1.	Metavante’s charges are, as set forth in the Services and Charges Schedule. Metavante’s charges shall commence on the date the Customer begins using the Metavante/Metavante Bankway™ software for normal core processing. The “Anniversary Date” will be the annual anniversary date of the Effective Date of this Agreement. Metavante shall have the option to adjust the Metavante/Metavante Bankway Processing Charge each year on the Anniversary Date and at any extension or renewal, by no more than the most recently reported annual percentage increase in the Employment Cost Index as published by the Bureau of Labor Statistics (U.S. Department of Labor) with a maximum increase of 3.5%. Charges shall be billed monthly, and bills shall be payable upon presentation, but not later than thirty (30) days from billing date. Metavante’s charges shall be computed by multiplying Customer’s Total Assets (in millions) by the Applicable Rate as shown in Appendix A. Customer’s Total Assets for the first year of this Agreement shall mean Customer’s total assets deemed in accordance with Generally Accepted Accounting Principles as of the Measurement Date. Measurement Date shall be the end of the calendar quarter immediately preceding the “Agreement Date”. Metavante’s monthly charges shall be recalculated and adjusted on an annual basis according to the Customer’s Total Assets at the end of the calendar quarter immediately preceding the Anniversary Date. This adjustment in the asset size of the Customer shall be completed annually at the same time as the CPI adjustment as shown above.

2.	For all billing periods, if, after the date of the Annual Fee calculation for a given billing period (the “Acquisition Date”), Customer has completed an acquisition of another bank or assets of another bank and such acquisition increases Customer’s total assets by more than 20%, an Additional Fee shall be calculated and due. For purposes of this calculation, the “Hurdle” is defined as Customer’s total assets as of the date of the Annual Fee calculation for that given billing period times 1.20. This Additional Fee shall be calculated based on the amount that Customer’s total assets as of the Acquisition Date exceeds the Hurdle, times the Factor for that respective year, times a ratio of the days remaining in the given billing period divided by 365.

FURST Fee: A fee of [REDACTED] per person shall be due and payable each February 1 for the FURST Annual Conference(s). Minimum billing each calendar year shall be determined by reference to the Total Assets of Customer as follows: [REDACTED]: two people; [REDACTED]: three people; [REDACTED]: four people; [REDACTED]: five people; and, [REDACTED] and up: six people. Additional attendees (over minimum billing) to the FURST Annual Conference(s) shall be billed at a [REDACTED] rate.

NETWORK EQUIPMENT AND SERVICES EXHIBIT
Recitals

Pursuant to the terms set forth in the Technology Outsourcing Agreement and those below, Metavante will provide to Customer certain information systems equipment and services described in the Services and Charges Schedule, which may include the right to use certain computer software and equipment, including software licensed from third parties.

Section 1: Equipment and Services

Metavante shall provide to Customer the Equipment and Services specified in the Equipment and Services section of the Services and Charges Schedule, subject to the terms and conditions of the Agreement and at the price or prices set forth in said Services and Charges Schedule. Metavante shall determine the manner in which the services are to be performed and the specific hours to be worked by Metavante. Customer will rely on Metavante to work as many hours as may be reasonably necessary to fulfill Metavante’s obligations under this Agreement.

Section 2: Fees

The Customer shall pay the Fees specified in the Services and Charges Schedule for the Equipment and Services, payable upon installation. Equipment maintenance shall be invoiced annually, one year in advance. The service fees may be adjusted upon ninety (90) days notice to Customer.

Section 3:Term

The term of the services referred to in this Exhibit and listed under the Hardware/Infrastructure section of the Services and Charges Schedule shall be one (1) year and shall automatically renew for additional one (1) year terms unless terminated by either party upon ninety (90) days notice prior to expiration of any term.

EXHIBIT — TELEPHONE BANKING PRODUCTS AND SERVICES SCHEDULE

Recitals

Pursuant to the terms set forth below and the Metavante Technology Outsourcing Agreement (the “Terms and Conditions”), Metavante desires to provide to the Customer and the Customer desires to purchase the products and services described below.

Metavante has developed and maintains software which, when used with appropriate third-party software (third-party software and Metavante Software are collectively referred to as “Software”) and appropriate hardware, provides institutions with a telephone-based customer interactive solution (collectively referenced as the “Telephone Banking System”). Pursuant to the terms set forth in the Agreement, Metavante desires to grant to Customer and Customer desires to acquire a license to use the Software.

Section 1: Elements of Telephone Banking System
17.1.	Hardware:

The Telephone Banking System includes appropriate hardware components as set forth in the Services and Charges Schedule. Hardware includes a server and telephony card configured to the Customer’s needs and supplied with full manufacturer warranties. First year hardware maintenance is also included.

17.2. Software:

The software included in the Telephone Banking System will support the following banking functions:

Account activity/transaction history	Loan payments
Account information	Merchant verification system
English and Spanish language capability	Bank location information
Funds transfers	Call transfer

3) Installation:

The following services are included for the Telephone Banking System:

i. Disconnect existing telephone banking system

ii. iii. iv.	For selected predecessor systems, migrate existing telephone banking data to new system
Establish date acquisition between core processing system and Metavante telephone banking
Connect system to existing telephone lines

v. Set up bank system administrator on the software

vi. Connect system to existing network

Section 2: Fees

One-time fees for implementation services and training, as shown in the Services and Charges Schedule, are due and payable on the Conversion Date.

Monthly processing fees are invoiced annually in advance (referred to below as Annual Fees). The Annual Fees shall be calculated and due as of the following dates

Annual Fee for the first year of the Term is equal to 12 times the monthly fee shown in the Services and Charges Schedule. This Annual Fee is due in full upon the Conversion Date.

On each anniversary of the Conversion Date, for the remaining years of the Initial Term and all Renewal Terms, the Annual Fee shown in the Services and Charges Schedule will be due.

Customer shall reimburse Metavante for reasonable out-of-pocket travel and lodging expenses incurred by Metavante and its employees in providing the Software hereunder during the term of the Agreement.

A2I DATA MANAGEMENT PRODUCTS AND SERVICES EXHIBIT

Pursuant to the terms set forth below and the Metavante Technology Outsourcing Agreement (the “Terms and Conditions”), Metavante desires to provide to the Customer and the Customer desires to purchase the products and services described below.

Metavante will provide the appropriate hardware, software, services and connectivity to provide the Customer with a data store which is updated regularly and the tools necessary to design, publish and maintain Customer’s own customized reports. These elements are collectively referred to as A2i.

Software Provided:

A. A2i includes server-based Operating Software and the SQL Server application as the processing platform for A2i.

B. A2i includes “Collection Administrator” to collect and manage data sources for reports.

C. A2i includes “Bankway Composer’ to design and maintain report formats.

D. A2i includes “Microsoft Reporting Services” to render and maintain presentations.

Hardware Provided:

All hardware is housed and supported at the Baltimore Solutions Center.

Services Provided

Data Downloads

i.	Each business day, following overnight processing, a “snapshot” of Customer’s core processing data will be downloaded to the BSC hosted server.

ii.	A report describing the download process will be provided to Customer. It is BSC’s responsibility to verify that the download was successful and complete prior to commencement of the following day’s overnight process.

iii.	A back-up copy of Customer’s data will be archived until overnight processing for the next business day begins. If download is unsuccessful, Customer may request another download. Extended archival of data snap shots is available under separate agreement for an additional fee.

Implementation and Set Up

Metavante will perform server setup and installation and test all server-based software.

Metavante will script and test the download procedures

Metavante will provide a “standard” set of Report Definitions for approximately 80 of the most popular report formats and train Customer’s A2i administrator on system use.

Fees

•	One-time fees for implementation services and training, as shown in the Services and Charges Schedule, are due and payable on the Conversion Date.

•	A2I Processing fees are invoiced monthly in arrears.

On each anniversary of the Conversion Date, for the remaining years of the Initial Term and all Renewal Terms, the Monthly Fee will be recalculated based on Customer’s assets as shown in the Services and Charges Schedule.

Customer shall reimburse Metavante for reasonable out-of-pocket travel and lodging expenses incurred by Metavante and its employees in providing the Software hereunder during the term of the Agreement.

EXHIBIT: EFT SERVICES

Recitals

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

Payment Services.

The following additional terms shall apply with respect to Payment Services. Payment Services are those Services provided by Metavante to effect payments between Customer’s clients and third parties.

1.1. Settlement. Metavante may remit or receive funds for Customer as Customer’s payment processor. Customer is exclusively responsible to reimburse Metavante for any and all funds remitted by Metavante to Networks, payees, or third parties in settlement of transactions processed by Metavante for Customer, whether or not Customer is able to collect the amount of any transaction from its customer. Customer shall designate a settlement account in accordance with Metavante’s requirements for the applicable Service. Metavante shall charge the designated settlement account(s) for amounts owed by Customer for settlement. Customer shall, upon Metavante’s demand, immediately pay to Metavante any settlement amount that Metavante is unable to collect from the settlement account for any reason. Metavante will provide Customer with daily settlement and accounting information, and Customer agrees that Customer is responsible for the daily maintenance and reconciliation of all accounting entries. Customer agrees to compensate Metavante for carrying any unfunded settlement using the then-published prime rate of M&I Marshall & Ilsley Bank. Metavante may terminate this Agreement in the event that settlement remains unfunded by Customer for more than two (2) business days.

1.2. Card Services. The following applies to Services provided by Metavante in support of Customer’s debit or credit card issuing or merchant processing programs.

1.3. Networks. Customer acknowledges and agrees that Customer must obtain required memberships in all applicable Networks. If Customer is not a duly licensed card issuing member of any Network, Customer shall execute applications for membership and shall provide Metavante with copies of its fully executed membership agreements promptly after receipt by Customer. Metavante agrees to assist Customer in obtaining sponsorship by an appropriate sponsor, if necessary, for MasterCard or Visa membership. Customer shall comply with the articles, bylaws, operating regulations, rules, procedures and policies of Visa, MasterCard, and/or other Networks, as applicable, and shall be solely responsible, as between Customer and Metavante, for any claims, liabilities, lawsuits and expenses arising out of or caused by Customer’s failure to comply with the same. Customer acknowledges and agrees that, because Metavante is Customer’s processor, Metavante may receive certain services from MasterCard, Visa, and/or other Networks that Customer could receive directly in the event Customer performed the processing services for itself. Customer agrees that Metavante may pass through to Customer any fees charged to Metavante for such services, and that Metavante has no responsibility or liability to Customer for any such services. Prior to the transfer of the Services to Customer or its designee upon the Effective Date of Termination, Customer shall take all actions required by the applicable Network to effect the transfer. In addition to the charges specified on the Services and Charges Schedule, Customer shall be responsible for (i) all interchange and network provider fees; (ii) all dues, fees, fines, and assessments established by and owed by Customer to any Network; and (iii) for all costs and fees associated with changes to ATM protocol caused by Customer’s conversion to the Services.

1.4. Card Personalization Services. If Metavante is providing card personalization services for Customer, the following will apply. Delivery of cards will be deemed complete with respect to any order upon Metavante’s delivery of the supply of cards to either the United States Post Office, a common carrier or courier, or Customer’s designated employee or agent. Following delivery of the cards in accordance with the foregoing, the card production services with respect to such order shall be completed, and Metavante shall have no further responsibility whatsoever for any use, abuse, loss, damage, alteration, or theft of cards following delivery. Metavante shall be responsible to produce cards in conformance with applicable network standards and for the proper preparation of mailers (e.g., sealing and addressing). Customer shall notify Metavante in writing of any alleged breach of the foregoing by Metavante. Metavante’s sole responsibility, and Customer’s sole remedy, shall be to provide, at Metavante’s expense, a conforming replacement card to the appropriate cardholder(s).

1.5. Settlement Account. Customer shall maintain an account for purposes of funding or receiving settlement, as applicable, and authorizes Metavante to charge the settlement account via ACH debit or otherwise for any net settlement owed by Customer to Metavante, and to deposit to the settlement account any net settlement owed by Metavante to Customer. Metavante may offset amounts payable to Customer against amounts payable by Customer for purposes of determining a net settlement amount to charge to the settlement account. For at least 120 days following the Effective Date of Termination, Customer shall maintain a settlement account which Metavante may charge to settle any trailing activity which accrues prior to the Effective Date of Termination (including any chargeback of a transaction which is authorized prior to the Effective Date of Termination). Customer shall pay to Metavante fees at Metavante’s then-current standard rates to settle such trailing activity.

1.6. Business Risk. Customer is responsible for its decisions regarding its business risks (including risk of credit losses, fraud losses, counterfeit losses, and fees and fines for noncompliance with laws, regulations, or Visa/MasterCard rules, if applicable). Metavante will provide Customer with certain reports (some in paper form, some in microfiche form, and/or some available on-line or through some other electronic media), including management reports, but Customer is responsible to review, monitor, and act upon information in such reports to minimize and control risks, losses, fees, and fines. Customer shall be responsible to furnish and pay for all forms and documents used by Customer and shall be solely responsible for the compliance of such forms, documents, and procedures with the operating requirements of Metavante, Network rules and operating regulations, if applicable, and applicable federal, state, and local laws and regulations. Metavante may provide sample forms, documents, and procedures to Customer for information purposes, but Metavante makes no warranty or representation as to the legality or accuracy of such forms, documents, or procedures.

1.7. BIN Transfer. Prior to the transfer of the Services to Customer or its designee upon the expiration of the Term of this Agreement, Customer shall inform Visa and/or MasterCard and/or any other applicable Network in writing (with a copy to Metavante) (1) of the transfer of its Bank Identification Number (BIN) or Interbank Card Association Number, or other identifying number (as applicable) to the new processor, and (2) of the new ACH account number for billing purposes.

1.8.	Credit Cards.

• Customer authorizes Metavante and grants to Metavante power-of-attorney to endorse any and all checks payable to Customer which are received by Metavante in payment of credit card accounts for which Metavante provides payment processing services.

• Customer may request that Metavante make available to Customer’s credit card cardholders checks or drafts which the cardholders may use to draw on their credit card account. Customer agrees that neither Metavante nor Metavante’s payable through bank shall have any responsibility to review or verify the signature of the drawer of any credit card check, and Customer will be responsible for the full amount of any credit card check paid by Metavante for Customer.

LOAN ORIGINATION STUDIO SOFTWARE SCHEDULE

1. Definitions
As used herein:

(i)	“Authorized Users” means the maximum number of Licensed Users which may be designated by Customer to access any Software Product, once Customer has paid the license fees therefor as set forth in this Schedule (as such number may be amended upon purchase by Customer of additional licenses for such Software Product).

“Customer’s agent” shall include, but not be limited to, any consultant or independent contractor retained by Customer.

“Designated System” shall mean computers and peripherals owned or leased by Customer or by employees of Customer.

“Delivery Date” means either (i) the date that Metavante makes the initial production version of the Software Products available to Customer on-line, or (ii) if Customer is hosting the Software Products, the date that Metavante delivers such initial production version to Customer for hosting.
“Licensed User” means an individual, as identified by a unique user name and password, to whom Customer allocates one of the licenses to use any of the Software Products licensed pursuant to this Schedule.
“Software Products” means each of the respective modules of the Loan Origination Studio software identified above as “Licensed Software Products,” all in object code, machine readable form.

2. Use Rights: Dual Configuration/Client Server/Online

Online. Metavante shall make the Software Products available to Customer in an on-line format. Each Software Product may be accessed by a number of Licensed Users which does not exceed the number of Authorized Licensed Users for such Software Product. For the avoidance of doubt, the number of Authorized Licensed Users does not mean the maximum number of Licensed Users who actually access a Software Product concurrently, but the maximum number of individual Licensed Users (each of whom has a unique user name and password) who are authorized to access a Software Product; provided, however, that when Customer determines to deactivate any particular Licensed User’s access to a Software Product (e.g., because the individual changes positions within Customer’s organization or no longer works for Customer), Customer may disable that Licensed User’s user name and password and designate another Licensed User in that person’s stead.

(i) Payment. Fifty percent (50%) payment of the Total Initial Fees, plus any applicable sales tax, is due upon execution of this Schedule. The remaining fifty percent (50%) payment, plus any applicable sales tax, is due upon the Delivery Date. Charges for Optional Maintenance, server hosting, FileSynch service, DataSynch service and/or Workshop, as applicable, will all commence upon the Delivery Date.

Implementation and Customization. Implementation support, custom development, project management and integration services will be performed on a time and material basis, provided, however, that Metavante shall not be obligated to perform any particular custom development or other professional services and may decline Customer’s request thereof, provided that the implementation package option selected by Customer, if any, is indicated in the above chart.

Third Party Licenses. Customer is required to pay all applicable third party license fees to the vendors. Current vendors are Microsoft, Infragistics, Crystal Reports, Meade Print Controls, QuestSoft Geocoder, and VMP Mortgage Forms (for documents).

3.	Customer Obligations

In order to enable Metavante effectively to perform its obligations hereunder, Customer will:

A. Within ten (10) days following the execution of this Schedule, designate an individual as the sole representative of Customer who shall be authorized to make decisions, approve plans and grant requests on behalf of Customer in connection with the definition and implementation of the Software Products;

B. Subject to Customer’s requirements for use thereof, provide to Metavante, at no cost to Metavante, access to the Software Products and Designated System at all reasonable times for the purpose of allowing Metavante to perform its obligations hereunder;

C. Fully cooperate with Metavante by, among other things, making available as reasonably required by Metavante, management decisions and personnel in order that the work of Metavante contemplated hereby may be properly accomplished;

D. If Customer is hosting the Software Products, maintain Designated System, or cause Designated System to be maintained, in proper working order during the term hereof;

E. Exercise all due diligence in the performance of its obligations hereunder in connection with the installation and preparation for use of the Software Products;

F. Maintain an adequate and knowledgeable staff to utilize the Software Products properly. Customer agrees to provide such training as may be required for the efficient operation of the Software Products;

G. Implement any major upgrade of the Software Products within six months of its being made available to Customer; and

H. Bear sole responsibility for supervision, management, and control of the Software Products, including but not limited to assuring proper audit controls and operation methods, and implementing sufficient procedures to satisfy its requirements for security of data files and for accuracy of inputs and outputs.

I. Be responsible for providing qualified personnel to perform routine tasks such as hardware and database configuration, maintenance, and performance tuning.

J. Be responsible for all custom document creation.

4. Services. If Metavante is providing hosting services or other services for Customer, the following shall apply:

A. Ownership and Use of Data. Metavante agrees that, as between Customer and Metavante, all data with respect to applications or loans originated through the use of the Software Products is owned exclusively by Customer and cannot be used or disclosed by Metavante in any manner, either individually or in aggregated form, except as provided in the last two sentences of this paragraph. Specifically, and without limiting the generality of the preceding sentence, Metavante will not contact borrowers or distribute any information with respect to borrowers (except as provided in the last two sentences of this paragraph) or contact or communicate to any other persons the identity of borrowers or any demographic information with respect to borrowers. Metavante will not provide to any other client of Metavante any information concerning Customer’s activities or financial results or loan origination volume. All such information shall be deemed Confidential Information of Customer. Notwithstanding the foregoing, Metavante shall be entitled to collect and disclose to third parties (including public disclosure) aggregate statistical reporting information (without identifying the portion thereof related to Customer) with respect to loan application and origination volumes for loans originated through the use of the Software Products. The identity of Customer will not be disclosed in connection with any such disclosure of aggregate statistical reporting information without prior written permission of Customer.

B. Security of Data. For purposes of this section, “Customer Data” shall mean information with respect to an individual that is (a) such individual’s name, address or telephone number, in conjunction with such individual’s Social Security number, account number, credit or debit card number, or a personal identification number or password that would permit access to such individual’s account or (b) any combination of components of information relating to such individual that would allow a person to log onto or access such individual’s account, such as user name and password or password and account number. Metavante shall be responsible for establishing and maintaining an information security program that is designed to (i) ensure the security and confidentiality of Customer Data, (ii) protect against any anticipated threats or hazards to the security or integrity of Customer Data, (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or any of its customers, and (iv) ensure the proper disposal of Customer Data. Customer shall be responsible for maintaining security for its own systems, servers, and communications links as necessary to (a) protect the security and integrity of Metavante’s systems and servers on which Customer Data is stored, and (b) protect against unauthorized access to or use of Metavante’s systems and servers on which Customer Data is stored. Metavante will (1) take appropriate action to address any incident of unauthorized access to Customer Data and (2) notify Customer as soon as possible of any incident of unauthorized access to Customer Data and any other breach in Metavante’s security that materially affects Customer or Customer’s customers. If the primary federal regulator for Customer is the Office of Thrift Supervision (the “OTS”), Metavante will also notify the OTS as soon as possible of any breach in Metavante’s security that materially affects Customer or Customer’s customers. Either party may change its security procedures from time to time as commercially reasonable to address operations risks and concerns in compliance with the requirements of this section.

C. Loanportal Services. Metavante makes available to its customers the ability to order and purchase services from third party providers, and to have such third party services delivered to the customers, via Metavante’s subsidiary’s web-based electronic network (“Loanportal”). Customer wishes to utilize Loanportal to obtain such third party services.

(i) Customer represents and warrants to Metavante that, in any instance in which Customer orders a third party service through Loanportal, Customer shall have, and the submission of any such order by Customer shall constitute Customer’s confirmation that it has, full legal right and authority to order and purchase such third party service, and that such order and purchase comply with all applicable laws and regulations. For example, any order by Customer of a credit report on a consumer shall constitute Customer’s confirmation that Customer has the right to obtain such credit report for a permissible purpose under the Fair Credit Reporting Act, 15 U.S.C § 1681a et seq.

(ii) Customer acknowledges and agrees (i) that Metavante is not itself providing any of the services which Customer may obtain from a third party through Loanportal, but rather is only enabling the ordering and provision of such third party services, and (ii) that Metavante shall have no responsibility whatsoever for the quality, quantity or timeliness of delivery of any third party services ordered through Loanportal, and that only the respective third party providers themselves shall be responsible to Customer for such quality, quantity and timeliness.

(iii) Loanportal network hours of operation are 24 hours a day, 365 days a year, subject to the limitations described in this paragraph. Metavante warrants Loanportal “up” time to be 98% of the hours of operation, calculated on a monthly basis. (This “up” time warranty applies only to Loanportal itself, and not to the individual third party services which may be accessed through Loanportal, such as Fannie Mae, Freddie Mac, credit bureaus, etc. Metavante cannot warrant the availability of such third party services, over which Metavante has no control.) However, (a) once per calendar quarter, Loanportal may be unavailable for up to six (6) hours for maintenance or network upgrading from 12:01 a.m. to 6:00 a.m. Eastern Time, Monday through Friday, and (b) once per calendar quarter, Loanportal may be unavailable for up to twenty-four (24) hours for maintenance or network upgrading from 12:01 a.m. Sunday to 12:01 a.m. Monday Eastern Time.

D. Warranties. Aside from the warranties expressly stated in this Section 6 of the Agreement, METAVANTE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY SERVICES AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT. With regard to any Software Products licensed under this schedule, Metavante’s total, aggregate liability for any services shall in no circumstance exceed payments made to Metavante by Customer for the services during the three (3) months prior to the act or event giving rise to such claim.

SERVICE LEVEL SCHEDULE

1.	Metavante will communicate by the use of email notification to designated Customer contact(s) any continuing outage or adverse condition or service deficiency within 15 minutes of becoming aware.

If e-mail channels are impaired and multiple banks are affected, we will communicate by other means as soon as practicable.

We will also communicate within 15 minutes of when service is available again or has been restored.

2.	Metavante will notify banks of any planned outage at least a week ahead of time and also when other major changes are planned.

3.	Metavante will use appropriate problem resolution and escalation procedures to resolve problems as quickly as possible.

Description of Metavante Service	Performance Standard	Metavante SLA	Measurement Period	Notes
Online System Availability:	Mon-Thurs: 7 AM to 8 PM Friday: 7 AM to 9 PM Saturday: 7 AM to 5 PM	95% each system	Monthly
System downtime resulting from
factors beyond Metavante’s control
such as hardware, third-party
software, or communications
failures are excluded. These are
subject to current Business
Continuity Plan resumption time
goals and not these SLA standards.

Bankway

VisionContent:Transactions

VisionContent:Reports

System Update Completion:			Monthly	System downtime resulting from factors beyond Metavante’s control is excluded. All remote work must be transmitted to Metavante by 8 pm to ensure batch update window is met.

Bankway	By 7 AM each Business Day	95% each system

VR Files / Internet Banking

A2i	By 7 AM / By 8 AM	85% / 95%

ImageCash Letter Remittance	By 8 PM Same Day	95%*	Monthly	Factors such as hardware or communications failures beyond the control of Metavante and inclement weather, or traffic delays are excluded. * See “Transmissions to FRB:” below.

Paper Cash Letter Delivery	< Midnight	95%*

ACH Update Completion	By 9 AM	95%	Monthly	Late or Overlimit/Suspended files are excluded from SLA calculations & subject to Exception Processing Fees.

ACH Origination to FED ACH	3 PM	95%		Files must be released by banks or from ACH Bankway interface to Metavante by 2 pm

	6 PM	95%		Files must be released by banks or from ACH Bankway interface to Metavante by 4:30 pm

ATM Online Availability	23 hours average/day	95%	Monthly based on actual clock hours/mo.	Planned system maintenance or upgrade outages excluded.

ATM Batch Files	EACH Business Day	95%		Batch files (if applicable) are released up to 4 times per day.

Statement Processing:

Render and Mail	Mailed 3rd business day after Cycle Date, 5 days @ EOM	99%	Per 12 Months (Floating Average)	Recalculated each month

Rendering	Error Free Rate	99.5%	Per 12 Months based on monthly volume (Floating Average)

Credit Bureau/Tax Match/FIDM	5 days or less	99%	Each Reporting Cycle	Normal rendering cycle or by published deadlines

OFAC Checker File Update	5 days or less	99%	Monthly	...of availability of each OFAC file revision for Batch update and/or online access

Maryland Deadlines: Final “Direct” branch transmission received by Metavante	Transmissions to FRB: by FRB Cut-Off (1 file per day)			95% monthly SLA % is equivalent to meeting the performance standard for all but 1 processing day per month, 85% = 3 processing days per month.

Up to 4 PM (standard	8 PM (Standard	95%	Monthly	Other Maryland Deadlines:
pricing)	Pricing)
11:30AM-EE Returns, 12
Noon/4PM-EIP/OD Notices, 2PM-FED
Returns or late Exception Fees will
apply.
4PM for DirectBranch & 4:30PM for
DirectMerchant (Standard Pricing).
Late files are deferred 1 day.
5PM — Courier Pickup of encoded
proofed work for Metavante, 6PM -
Bank Delivered work.
Remote Bank Encoded, Proof, &
Balanced with Metavante doing only
IQA & x9.37 translation prior to
submitting to FRB.
** If cutoff missed, 95% SLA for
next deadline. Reduced SLA % is
due to shorter processing cycle.

4 PM to 5 PM (premium pricing applies)	8 PM +.005/item in last file	85%**

4 PM to 6 PM (premium pricing applies)	10 PM +.010/ item in last file	95%

4 PM to 6 PM (Remote PROOF Option)	8 PM (Standard Pricing)	95%

4 PM to 8 PM (premium pricing will apply)	10 PM (not currently offered)	85%**

	< Midnight delivery	95%		Courier Delivery of Paper Checks (includes delivery to FRB Philadelphia pending for MD banks)

SLA’s do not apply during a “Disaster Recovery” declaration.

SLA Standards not met due to any bank failure to meet a corresponding deadline will be excluded from monthly calculations.

Failure to meet 2 of the same Performance Standards SLA % for 3 consecutive months (or for any 4 months per calendar year), will constitute a “material breach,” as defined in the “Data Processing Agreement.”

SERVICE LEVEL AGREEMENT (SLA) PERFORMANCE REBATES

Failure of Metavante to meet a specific SLA Performance Standard % for two (2) consecutive months [or for any four (4) months] within the same calendar year will result, upon written request by the bank made within 30 days of the last rebatable SLA failure, in a refund credit of services in the form of a SLA Performance Rebate.

Furthermore, failure of Metavante to meet any two (2) Performance Standards SLA % for three (3) consecutive months [or for any four (4) months] per calendar year, will constitute a “material breach,” as used and further defined in the “Data Processing Agreement” with Metavante obligated to cure any material breach within a specified time period, as stated in that agreement.

A “SLA Performance Rebate” due to a failure of a SLA performance standard that was part of a rebatable failure will be calculated as follows:

(SLA % — Actual attained performance %) x Metavante Service Fee*

Examples:

Metavante failed to meet both the Online System Availability SLA and the Statement Processing Standard for two (2) consecutive months (Feb.-Mar.). A “SLA Performance Rebate” is due:

Total Online SLA Performance Rebate =
Feb. .95 — .85 Mar. .95 — .90	.10 x Online Service Fee Billed for Feb. + .05 x Online Service Fee Billed for Mar.

(Excludes pass-through line charges billed by third-parties or ancillary fees charged for related services)

Statement “Rendering” SLA Performance Rebate =
Feb. .995 — .993 Mar. .995 — .9945	.002 x Basic Statement Rendering Fee for Feb. + .0005 x Basic Statement Rendering Fee for Mar.

(Basic Statement Rendering Fee excludes postage charges, charges for inserts, archiving, or stationary or separately charged statement processing/printing costs. “Actual attained performance %” “error free rate” is the average of the performance for the 12 month period ending during the current month.)

*	Each Metavante Service Fee will be either the actual billed amount for each measured period or the amount allocable to the SLA measurement cycle and prorated to the amount applicable for the actual measured service. In no case will Metavante be liable for a rebate that exceeds the actual service fees paid or for any pass-through expense to third-parties or other third-party billing included in the charge, such as, but not limited to, core processing license fees or ATM/POS network service fees actually paid by Metavante to third-parties.

No SLA Performance Rebate will be calculated or refunded unless requested in writing by the bank within thirty (30) days of when the last applicable SLA performance failure occurred. No refunds will given due to any failure due to an act of God, or from any other factor outside of the control of Metavante such as, but not limited to, any hardware, third-party software, communications, transportation, or electrical failure, inclement weather, fire, or epidemic. The SLA standards do not apply during a “Disaster Recovery” declaration. The current Metavante Business Continuity Plan resumption time goals, as determined by Metavante, will apply if any of these factors have occurred. Metavante reserves the right to rebut any request for a refund due to a perceived failure to meet an SLA performance standard upon the presentment of documentation that the SLA was either met or that otherwise substantiates why a failure was excluded from the SLA performance calculation.

IMPLEMENTATION SCHEDULE